EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of AirTran Holdings, Inc. for the registration of common stock, preferred stock, debt securities and warrants and to the incorporation by reference therein of our report dated February 11, 2009 (except Note 2 as to which the date is April 24, 2009), with respect to the consolidated financial statements of AirTran Holdings, Inc., included in AirTran Holdings, Inc.’s Current Report (Form 8-K) dated April 24, 2009 and our report dated February 11, 2009 with respect to the effectiveness of internal control over financial reporting of AirTran Holdings, Inc. included in the Annual Report (Form 10-K) of AirTran Holdings, Inc. for the year ended December 31, 2008, both filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Orlando, Florida

January 15, 2010